CODE OF ETHICS & INSIDER TRADING POLICY

Endurance Series Trust (the “Trust”), is a registered investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which is authorized to issue its shares of beneficial interest in separate series representing the interests in separate funds of securities and other assets (each a “Fund” and collectively, the “Funds”), each series which is served by investment advisers.

Rule 17j-1 under the 1940 Act makes it unlawful for certain persons, including employees, officers, directors, and trustees of the Trust and any Fund of the Trust, to engage in fraudulent, manipulative, or deceptive conduct in connection with their personal trading of securities “held or to be acquired” by any Fund of the Trust.

Rule 17j-1 under the 1940 Act requires registered investment companies and their investment advisers to adopt written codes of ethics and reporting requirements to prevent fraudulent, deceptive and manipulative practices.  The Trust is registered as an open-end management investment company under the 1940 Act.  Except as otherwise specified herein, this Code applies to all employees, officers, directors and trustees of the Trust.

This Code of Ethics (the “Code”) is based on the principle that the employees, officers, directors, and trustees of the Trust have a fiduciary duty to place the interests of the Trust before their own interests, to conduct all personal securities transactions consistently with the Code and to do so in a manner which does not interfere with the portfolio transactions of the Trust, or otherwise take unfair advantage of their relationship to the Trust.  Persons covered by the Code must adhere to this general principle as well as comply with the specific provisions of the Code.  Technical compliance with the Code will not insulate from scrutiny trades which indicate an abuse of an individual’s fiduciary duties to the Trust.

Each investment adviser to a Fund or Funds of the Trust will be required to maintain its own Code of Ethics, whose requirements must be at least as restrictive as the requirements of this Code, and which covers all supervised persons of the investment adviser.

The Insider Trading Policy (the “Policy”) in this Section outlines the Trust’s policy with respect to the inappropriate use of material, non-public information by employees, officers, directors, and trustees of the Trust and any Fund of the Trust and establishes responsibilities and prohibitions that must be adhered to.  The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.

Each investment adviser to a Fund or Funds of the Trust will be required to maintain its own Insider Trading Policy, whose requirements must be at least as restrictive as the requirements of the Trust’s Policy, and which covers all supervised persons of the investment adviser.

This Code of Ethics has been adopted by the Trust and each Fund of the Trust in compliance with Rule 17j-1 under the 1940 Act. The Insider Trading Policy has also been adopted by the Trust and each Fund of the Trust.

I.	CODE OF ETHICS

A.	STATEMENT OF FIDUCIARY PRINCIPLES

All employees, officers, directors, and trustees of the Trust, any Fund of the Trust, and any Adviser to a Fund of the Trust (“Access Person”) must be guided in their actions by the highest ethical and professional standards and subscribe to this Code of Ethics and Insider Trading Policy. The Code and Policy are based on the underlying fiduciary principles:

1.	Our duty at all times is to place the interests of our shareholders first;

2.	As a fundamental standard none of our Access Persons should take inappropriate advantage of their positions.

3.
All our personal securities transactions are required to be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflicts of interest or any abuse of an individual’s position of trust and responsibility; and

4.	All Access Persons should report any violation of this Code to the Chief Compliance Officer (“CCO”) of the Trust, Fund of the Trust or Adviser to a Fund of the Trust.

B.	UNLAWFUL ACTIONS

Rule 17j-1(b) under the 1940 Act makes it unlawful for any employees, officers, directors, and trustees of the Trust and any Fund of the Trust, in connection with the purchase or sale by such person of a “security held or to be acquired” by the Trust or any Fund of the Trust:

1.	To employ any device, scheme, or artifice to defraud the Trust or a Fund;

2.
To make to the Trust or a Fund any untrue statement of a material fact or omit to state to the Trust or a Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Trust or a Fund; or

4.	To engage in any manipulative practice with respect to the Trust or a Fund.

C.	DEFINITIONS

1.	“Access Person”

Any employee, officer, director, interested trustee, partner of the Trust, Fund of the Trust, or any Adviser to a Fund of the Trust (“Adviser”), or any natural person or company in a control relationship to the Trust, Fund or the Adviser who, in connection with their regular functions or duties, makes participates in, or obtains information regarding the purchase or sale of Reportable Securities by any Fund of the Trust, or who obtains information relating to the purchase or sale of Reportable Securities by any Fund of the Trust. Such term includes any portfolio manager of any Adviser. A person is not an Access Person simply by virtue of the following:

a)	Normally assisting in the preparation of public reports, or receiving public reports, but not receiving information about current recommendations or trading; or

b)	A single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge.

Additionally, any director, officer, or general partner of a Distributor who, in the ordinary course of their business, makes, participates in, or obtains information regarding the purchase or sale of securities for any Fund of the Trust for which the principal underwriter so acts or whose functions or duties as part of the ordinary course of his or her business relate to the making of any recommendation to any Fund of the Trust regarding the purchase and sale of securities.

2.	“Automatic Investment Plan”

Is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan as well as a 401k plan in which automatic payroll deductions are being made on a regular schedule.

3.	“Beneficial Ownership”

For the purposes of this Code shall be interpreted in a manner that is consistent with Section 16 of the Securities Exchange Act of 1934, as amended (“1934 Act”), and Rule 16a-1(a)(2) thereunder, which generally speaking, encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. It also includes securities held by members of a person’s immediate family sharing the same household; provided, however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Reportable Securities to which the report relates.

4.	“Board of Trustees”

This is the Board of Trustees of the Trust.

5.	“CCO”

This refers to the Chief Compliance Officer of the Trust or the Chief compliance Officer of an Adviser to a Fund or Funds of the Trust.

6.	“Code”

This is the Code of Ethics of the Trust.

7.	“Control”

Has the meaning set forth in Section 2(a)(9) of the 1940 Act.  Control means the power to exercise a controlling influence over the management or polices of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company. Any person who does not so own more than 25 percent of the voting securities of any company shall be presumed not to control such company.

8.	“Disinterested Trustee”

A Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the 1940 Act.

9.	“Distributor”

The principal underwriter of the Trust or the Funds of the Trust that is an affiliated person of the Trust, any Fund of the Trust or the Adviser or an officer, director or general partner of such where the principal underwriter serves as an officer, director, trustee or general partner of the Trust, any Fund of the Trust or the Adviser.

10.	“ETF’s”

This Includes shares issued by open-end and closed-end investment companies and those issued by Unit Investment Trusts.

11.	“Excluded Securities”

Includes the following securities:

•	Direct obligations of the United States government;
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and other high quality short-term debt instruments, including repurchase agreements;
•	Shares issued by any money market fund; and
•	Shares issued by open-end Funds other than a “Reportable Fund”.

12.	“Fund”

An investment company registered under the investment company Act of 1940. For the purposes of this code a “Fund” includes exchange traded funds (“ETF’s”).

13.	“Immediate Family Members”

Includes the following:

child	grandparent	son-in-law
step-child	spouse	daughter-in-law
grandchild	sibling	brother-in-law
parent	mother-in-law	sister-in-law
step-parent	father-in-law

Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety, which this Code is intended to prevent.

14.	“Initial Public Offering”

An offering of securities registered under the Securities Act of 1933, as amended (“1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

15.	“Limited Offering”

Also known as a “Private Placement Offering” meaning an offering that is exempt from registration under the Securities Act of 1933.

19.	“Purchase or Sale of a Security”

Includes, among other things, the writing of an option to purchase or sell a security. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated, and with respect to the person making the recommendation, when such person seriously considers making such a recommendation. Serious consideration includes the act of writing a trade ticket and entering an order with a broker.

20.	“Reportable Security”

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

For the purposes of this Code all ETF’s are considered to be a Reportable Security.

D.	STANDARDS OF CONDUCT

The Trust believes all its Access Persons, as fiduciaries, have a duty of utmost good faith to act solely in the best interests of the shareholders of the Fund or Funds of the Trust. The Trust’s fiduciary duty compels all its Access Persons to act with the utmost integrity in all dealings. This fiduciary duty is the core principle underlying this Code of Ethics, and represents the Trust’s core expectations related to its Access Persons. As such the following applies:

1.	No Violations of Rule 17j-1

It is the policy of the Trust that no Access Person shall engage in any act, practice or course of conduct that would violate the provisions of Rule 17j-1(b) or this Code.

2.	Disclosure of Interested Party Transactions

No Access Person shall recommend any transactions with respect to a Reportable Security by any Fund of the Trust without first disclosing his or her interest, if any, in such Reportable Securities or the issuer thereof, including without limitation:

a)	Any direct or indirect Beneficial Ownership of any Covered Securities of such issuer;

b)	Any contemplated transaction by such Access Person in such Covered Securities;

c)	Any position with the issuer of the Covered Securities or its affiliates; and

d)
Any present or proposed business relationship between the issuer of the Reportable Securities or its affiliates and such Access Person or any entity in which such Access Person has a significant interest.

3	Giving or Receiving of Gifts or Entertainment

No Access Person may give or receive a gift or entertainment with a value of more than $250 from any person (“donor”) that does business with or on behalf of the Trust, any Fund of the Trust, or the Adviser of any Fund of the Trust.

This restriction does not apply to gifts in the form of an occasional meal, ticket(s) to a sporting event, theater or comparable entertainment, or an invitation to golf or to participate in similar sporting activities for such person and his guests so long as (1) such gifts are neither so frequent nor so extensive as to raise any question of impropriety and (2) such gifts are not preconditioned on the donor obtaining or maintaining a specified level of business with any Fund of the Trust or vendor of the Trust or any Fund or Funds of the Trust.

4.	Service on Boards

Access Persons shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Chief Compliance Officer of the Trust following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

E.	PERSONAL SECURITIES TRADING POLICIES

1.	Prohibited Transactions

Access Persons may not purchase or sell any security on the same day in any account in which they have a direct or indirect beneficial interest in advance of the purchase or sale of the same security by any Fund of the Trust, unless the Access Person’s transaction is executed either a) through the same broker as that used by the Fund and is aggregated with the Fund’s transaction and allocated at the same price to all parties participating in such transaction, or b) is transacted through a different broker than that used by any Fund of the Trust, but only in the event that such trade follows the Adviser’s written Trade Rotation Policy, the broker with whom the trade is executed is part of the Trade Rotation Policy, and the allocation is distributed equally as to price across all accounts, including the Access Person’s account, utilizing that particular broker.

2.	Pre-Clearance of Reportable Securities Transactions

No Access Person of the Trust, Fund of the Trust, or Adviser shall purchase or sell, directly or indirectly, any Reportable Security, including all forms of ETF’s, unless that person has received the prior written approval in advance of such transaction from the Chief Compliance Officer of the Adviser for whom the Access Person is associated, or in the case of Trust Access Persons, form the Chief Compliance Officer of the Trust.

Request for approval of a prospective transaction, and/or any subsequent approval of a prospective transaction by any CCO can be given or received in electronic format. However, no transaction can be initiated until such written or electronic approval is received in advance of such transaction by the individual contemplating the transaction.

The Access Person must complete and submit a Pre-Clearance Request Form in the form or substantially similar to the form attached hereto as an Exhibit.

The appropriate CCO will review and approve or reject the request, communicating its decision to the Access Person submitting the request.

The Access Person must execute any approved trade within two trading days following the date the Pre-Clearance request was approved by the appropriate CCO.

3.	Exempted Transactions

The prohibitions, pre-clearance and other requirements of this policy, do not apply to the following transactions:

a)	Purchases or sales of Excluded Securities as defined in this policy;

b)	Purchases or sales of Reportable Securities effected in any account over which the Access Person has no direct or indirect influence or control (i.e., a blind trust);

c)	Purchases or sales of Reportable Securities that are non-volitional on the part of the Access Person, such as dividend re-investments;

d)	Purchases of Reportable Securities that are part of an automatic investment plan; and

e)
Purchases of Reportable Securities effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent such rights were acquired from such issuer, or sales of such rights.

4.	Initial Public Offerings and Limited Offerings

No Access Person of the Trust, Fund of the Trust, or Adviser shall purchase or sell, directly or indirectly, any direct or indirect beneficial interest in any security in any Initial Public Offering or in a Limited Offering, including private placement offerings unless that person has received the prior written approval in advance of such transaction from the Chief Compliance Officer of the Adviser for whom the Access Person is associated, or in the case of Trust Access Persons, from the Chief Compliance Officer of the Trust. Such approval shall be based upon a finding by the applicable CCO in advance of such purchase that the transaction shall not be likely to result in a conflict of interest between the Trust or Adviser and the Access Person.

F.	REPORTING REQUIREMENTS

1.	Reporting by Access Persons

In order to provide the Trust with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1 and this Code are being observed by its Access Persons, each Access Person of the Trust, Fund of the Trust, or Adviser to a Fund of the Trust shall submit the following reports on  the forms or substantially similar to the forms attached hereto as Exhibits showing all transactions and holdings in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership, except for exempt transactions listed under Section E-3 above.

2.	Initial & Annual Holdings Reports

All Access Persons of the Trust, Fund of the Trust, or Adviser to a Fund of the Trust are required to provide an Initial Holdings Report of all personal holdings in a Reportable Security (other than holdings of Excluded Securities) to the CCO of the Trust, or in the case of a Fund or Adviser to a Fund of the Trust, the CCO of the Adviser for whom the Access Person is associated not later than 10 calendar days after being designated as an Access Person.

All Access Persons are further required to provide an Annual Holdings Report of all personal holdings in a Reportable Security (other than holdings of Excluded Securities) to the appropriate CCO not later than 45 calendar days after each calendar year end.

An electronic report format may be utilized in lieu of a written report.

Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting, provided they are received within thirty days of the end of any reporting period.

In addition, each Access Person, when submitting a written or electronic report, shall certify that the information contained in each such report is accurate, complete and that the Access Person has reported all required information. The reports described in this Section must contain the following information:

a)	Security Name

b)	Ticker Symbol or CUSIP number

c)	Number of Shares or Par

d)	Principal Amount

e)	Broker, Dealer or Bank Name

f)	Date of the Report

Additionally, where required by the form, Access Persons shall also list all brokerage accounts in which the Access Person holds a Reportable Security.

3.	Quarterly Transaction Reports

Not later than 30 calendar days following the end of each calendar quarter, all Access Persons of the Trust, Fund of the Trust, or Adviser to a Fund of the Trust are required to provide a Quarterly Transaction Report of all transactions made in a Reportable Security (other than holdings of Excluded Securities) during the previous calendar quarter to the CCO of the Trust, or in the case of a Fund or Adviser to a Fund of the Trust, the CCO of the Adviser for whom the Access Person is associated.

An electronic report format may be utilized in lieu of a written report.

Copies of brokerage statements which contain the same information noted below will be viewed as an acceptable form of reporting so long as the CCO is in receipt of such brokerage statements within 30 calendar days following the end of the calendar quarter.

The written or electronic report to be filled out by each individual Access Person will be provided by the appropriate CCO and will also contain an attestation from the Access Person certifying the accuracy and completeness of the report.

If an Access Person effected no transactions during the applicable quarter, he/she shall still file a signed and dated report indicating as such.

As part of the Quarterly Report the Access Person will also report any new brokerage accounts established within the applicable quarter in which he/she has a direct or indirect beneficial interest.

Information to be included on the quarterly transaction report is as follows:

a)	Trade Date;

b)	Security Name;

c)	Ticker Symbol, CUSIP number, interest rate and maturity date (as applicable);

d)	Number of Shares or Par;

e)	Type of Transaction (Purchase, Sale or Other);

f)	Price;

g)	Principal Amount;

h)	Broker Name;

i)	Account Number; and

j)	Date of Report.

4.	Duplicate Copies Periodic Brokerage Statements

Each Access Person, with respect to each brokerage account in which such Access Person has any beneficial interest, shall arrange for the broker to mail directly to either the CCO of the Trust or the CCO of the Adviser to a Fund or Funds in the Trust for which they are associated, copies of periodic statements with respect to any accounts they hold at the same time they are mailed or furnished to such Access Person.

This requirement may be waived by the appropriate CCO in situations when he/she determines that duplicate copies are unnecessary.

5.	Annual Certification

The appropriate CCO of the Trust or the CCO of the Adviser to a Fund or Funds in the Trust for which they are associated (or his or her delegate) shall notify each Access Person of the Trust, Fund or Funds of the Trust, or Adviser to a Fund of the Trust who may be required to make reports pursuant to this Code, that such person is subject to reporting requirements and shall deliver a copy of this Code to each such person. The appropriate CCO shall annually obtain written assurances in the form or substantially similar to the form attached hereto from each Access Person that he or she is aware of his or her obligations under this Code and has complied with the Code and with its reporting requirements.

6.	Disclaimer of Beneficial Ownership

Any report under this section may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

7.	Exemptions

The requirements of Sections F.1-F.5 above shall not apply in the following situations unless the applicable CCO determines that such requirements are needed to comply with Section D.1 of this Code:

a)
If the Access Person is covered by a Related Code of Ethics, then the reports required under this Code may be submitted in the form required by the Related Code of Ethics to the CCO of the applicable entity, provided the report contains the information required herein. Notwithstanding the forgoing, all Access Persons of the respective entities must submit the annual certification as herein to their applicable CCO.

b)	No Disinterested Trustee need make a report with respect to his initial holdings or annual holdings as required by this Code solely by reason of being a Trustee of the Trust.

c)
No Disinterested Trustee need make any quarterly transaction reports with respect to any Reportable Security unless the Disinterested Trustee knew at the time of the transaction, or in the ordinary course of fulfilling his official duties as a Trustee, that such Reportable Security was purchased or sold, or was being considered for purchase or sale, by any Fund.

d)
No Access Person to the Adviser need make a quarterly transaction report if the quarterly transaction report would duplicate information contained in broker account statements received by the Trust, any Fund, or the Adviser with respect to the Access Person in the time period required by this Code, provided that all of the information required by this Code is contained in the broker account statements.

e)
No Access Person to the Distributor need make the reports under this Code if the Distributor is not an affiliated person of the Trust or any Fund of the Trust, or the Adviser and the Distributor has no officer, director or general partner who serves as an officer, director, trustee or general partner of the Trust, any Fund of the Trust or the Adviser.

8.	Reporting to the Chief Compliance Officer

At least quarterly, each Adviser’s and Distributor’s CCO (or his or her delegate) shall furnish the Trust CCO with a report with respect to any material violations of this Code by Access Persons who are associated with the Adviser or Distributor, as applicable, and any procedures or sanctions imposed in response to the violations and such other information as may be reasonably requested by the Trust CCO.

9.	Review by the Board of Trustees

a)	Quarterly Reports

At least quarterly, the Trust CCO shall prepare and provide a written report to the Board of Trustees with respect to all issues, under the Code, that have occurred since the last quarterly report to the Board, including, but not limited to, information about material violations of the Code or the procedures and sanctions imposed in response to those violations.

b)	Annual Reports

At least annually, the Trust CCO and the CCO of any Adviser and the Distributor shall each prepare and provide a written report to the Board of Trustees that:

i)	Provides a summary of any material violations that occurred during the past year requiring significant remedial action;

ii)	Describes any material procedural changes made during the past year;

iii)	Describes any recommended material changes to this Code or any related code or procedures; and

iv)
Certifies to the Board, in the form or substantially similar to the form attached hereto in the Exhibits, that the Trust or Adviser or Distributor has adopted procedures reasonably necessary to prevent its Access Persons from violating their respective codes.

10.	Approval of Related Codes of Ethics

a)	Approval of Codes of Ethics of Any Investment Adviser

The Board of Trustees, including a majority of the Disinterested Trustees, must approve (a) the Code of Ethics of the Adviser and any new investment adviser or sub-adviser to a Fund and (b) any material changes to those codes. Prior to approving a Code of Ethics for the Adviser or any new investment adviser or sub-adviser, or any material change thereto, the Board of Trustees must receive a certification from such entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics. The Board of Trustees must approve the Code of Ethics of the Adviser and any new adviser before initially retaining the services of such party. The Board of Trustees must approve a material change to a Code of Ethics no later than six (6) months after adoption of the material change.

b)	Approval of Codes of Ethics for any Distributor

The Board of Trustees, including a majority of the Disinterested Trustees, must approve (a) the Code of Ethics of the Distributor and any new principal underwriter for the Trust or any Fund of the Trust and (b) any material changes to those codes, if  the principal underwriter of the Trust or the Funds of the Trust is an affiliated person of the Trust, any Fund of the Trust or the Adviser or an officer, director or general partner of such where the principal underwriter serves as an officer, director, trustee or general partner of the Trust, any Fund of the Trust or the Adviser.

Prior to approving a Code of Ethics for the Distributor or any new principal underwriter for the Trust or any Fund of the Trust, or any material change thereto, if necessary, the Board of Trustees must receive a certification from such entity that it has adopted procedures reasonably necessary to prevent Access Persons from violating its Code of Ethics. The Board of Trustees must approve the Code of Ethics of the Distributor and any new principal underwriter for the Trust or any Fund of the Trust, if necessary, before initially retaining the services of such party. The Board of Trustees must approve a material change to a Code of Ethics no later than six (6) months after adoption of the material change.

11.	Notices by Applicable Chief Compliance Officer

The applicable CCO, or his or her designee, shall notify each Access Person subject to the requirements of the Code that such person is subject to the Code and shall deliver a copy of this Code to each such person. Any amendments to the Code shall be similarly furnished to each such person.

G.	REVIEW AND SANCTIONS

1.	Review by Applicable Chief Compliance Officer

The Applicable CCO, or his or her designee, shall from time to time review the reported securities transactions of Access Persons for compliance with this Code.

2.	Review of Trust Chief Compliance Officer Who is Access Person

If the Trust CCO is considered to be an Access Person of the Trust under this Code, the Trust’s Vice President, or such other person as may be designated by the Board of Trustees, shall approve transactions, receive reports and otherwise monitor compliance with this Code with respect to the CCO of the Trust.

3.	Sanctions for Violations by Trustees, Executive Officers, and Other Access Persons (Other than Disinterested Trustees)

If any violation of this Code is determined to have occurred, the applicable CCO (or, with respect to material violations, the Board of Trustees, if they so choose) may impose sanctions and take such other actions as he or she deems appropriate, including, among other things, requiring that the trades in question be reversed, requiring the disgorgement of profits or gifts, issuing a letter of caution or warning, issuing a suspension of personal trading rights or suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, and/or terminating employment for cause. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits or gifts forfeited shall be paid to the applicable Fund for the benefit of its shareholders or given to a charity, as the applicable CCO (or Board of Trustees) shall determine is appropriate. If the CCO of the Adviser or the Distributor determines that a material violation of this Code has occurred, he or she shall promptly report the violation to the Trust CCO or the Chairman of the Board of Trustees. If the Trust CCO determines that a material violation of this Code has occurred, he or she shall promptly report the violation to the Chairman of the Board of Trustees. All material violations of the Code and any sanctions imposed as a result thereto shall be reported at the next regularly scheduled meeting to the Board of Trustees.

4.	Sanctions for Violations by Disinterested Trustees

If the Trust CCO determines that any Disinterested Trustee has violated, or apparently violated this Code he or she shall so advise the Disinterested Trustees (other than the person whose transaction is at issue) and shall provide such persons with the report, the record of pertinent actual or contemplated portfolio transactions of any affected Fund and any additional information supplied by such person. If a violation is determined to have occurred, the Disinterested Trustees (other than the person whose transaction is at issue), at their option, shall either impose such sanctions as they deem appropriate or refer the matter to the full Board of Trustees, which shall impose such sanctions as it deems appropriate.

H.	MISCELLANEOUS

1.	Records

The Trust, the Adviser and the Distributor shall maintain records at their principal place of business in the manner and to the extent set forth below, which records may be maintained electronically under the conditions described in Rule 31a-2(f) under the 1940 Act. The following shall be available for examination by representatives of the Securities and Exchange Commission:

a)	A copy of this Code and any other code that is, or at any time within the past five years, has been in effect shall be preserved in an easily accessible place;

b)
A record of any violation of this Code, and of any action taken as a result of such violation, shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

c)
A copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

d)	A list of all persons who are required, or within the past five years have been required, to make reports pursuant to this Code shall be maintained in an easily accessible place;

e)
A copy of each report to the Board of Trustees shall be preserved by the Trust for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place;

f)
Maintain a record of any decision, and the reasons supporting the decision to approve the acquisition by any Access Person of shares in any IPO or Limited Offering for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place; and

g)	Any other information as may be required by Rule 17j-1(f).

2.	Confidentiality

All reports of securities transactions and any other information filed pursuant to this Code shall be treated as confidential, except that the same may be disclosed to the Board of Trustees, to any regulatory or self-regulatory authority or agency upon its request, or as required by law or court or administrative order.

3.	Amendment; Interpretation of Provisions

The Board of Trustees may from time to time amend this Code or adopt such interpretations of this Code, as it deems appropriate.

II.	INSIDER TRADING

The Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires that all investment advisers and broker-dealers establish, maintain, and enforce written policies and procedures designed to detect and prevent the misuse of material non-public information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update, and enforce them.  Section 204A provides that every adviser subject to Section 204 of the Advisers Act shall be required to establish procedures to prevent insider trading.

The Trust has adopted the following policy, procedures, and supervisory procedures in addition to the Code of Ethics.

SECTION  I – POLICY

The purpose of this Section is to familiarize the Access Persons of the Trust, Funds of the Trust, and Advisers of Funds of the Trust with issues concerning insider trading and to assist them in putting into context the policy and procedures on insider trading.

Policy Statement

No person to whom this Statement on Insider Trading applies, including all Access Persons of the Trust, Funds of the Trust, or Adviser to a Fund of the Trust, may trade, either personally or on behalf of others (such as private accounts managed by the Adviser) while in possession of material, non-public information; nor may any Access Person of the Trust, Funds of the Trust, or Adviser to a Fund of the Trust communicate material, non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every Access Person of the Trust, Funds of the Trust, or Adviser to a Fund of the Trust and extends to activities within and outside their duties with the any of these entities. It covers not only personal transactions of all Access Persons but also indirect trading by family, friends and others, or the non-public distribution of inside information from you to others. Every Access Person of the Trust, Funds of the Trust, or Adviser to a Fund of the Trust must read and retain this policy statement.  Any questions regarding the policy and procedures should be referred to the applicable CCO.

The term “insider trading” is not defined in the Federal securities laws, but generally is used to refer to the use of material non-public information to trade in securities (whether or not one is an “insider”) or the communications of material nonpublic information to others who may then seek to benefit from such information.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

a)	Trading by an insider, while in possession of material non-public information; or

b)
Trading by a non-insider, while in possession of material non-public information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

c)	Communicating material non-public information to others.

The elements of insider trading and the penalties for such unlawful conduct are discussed below.

1.
Who is an Insider?  The concept of “insider” is broad.  It includes officers, directors, and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others, a company’s attorneys, accountants, consultants, bank lending officers, and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services.  According to the Supreme Court, the company must expect the outsider to keep the disclosed non-public information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

2.
What is Material Information?  Trading on inside information can be the basis for liability when the information is material. In general, information is “material” when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that officers, directors, and employees should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

3.
What is Non-Public Information?  Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be “effectively” disseminated.)

4.
Reason for Liability. (a) Fiduciary duty theory - in 1980, the Supreme Court found that there is no general duty to disclose before trading on material non-public information, but that such a duty arises only where there is a direct or indirect fiduciary relationship with the issuer or its agents. That is, there must be a relationship between the parties to the transaction such that one party has a right to expect that the other party will disclose any material non-public information or refrain from trading. (b) Misappropriation theory - another basis for insider trading liability is the, ‘misappropriation” theory, where liability is established when trading occurs on material non-public information that was stolen or misappropriated from any other person.

5.
Penalties for Insider Trading. Penalties for trading on or communicating material non-public information are severe, both for individuals and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

a)	Civil injunctions;

b)	Treble damages;

c)	Disgorgement of profits;

d)	Jail sentences;

e)	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

f)	Fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Trust, Funds of the Trust, and Advisers of Funds of the Trust, including dismissal of the persons involved.

SECTION II - PROCEDURES

The following procedures have been established to aid the Access Persons of the Trust, Funds of the Trust, and Advisers of Funds of the Trust in avoiding insider trading, and to aid in preventing, detecting, and imposing sanctions against insider trading.  Every Access Person of the Trust, Funds of the Trust, and Advisers of Funds of the Trust must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability, and/or criminal penalties.  If you have any questions about these procedures you should consult the applicable Chief Compliance Officer.

1.
Identifying Inside Information. Before trading for yourself or others, including private accounts managed by the Adviser, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

i.
Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

ii.
Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal or other publications of general circulation?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

i.	Report the matter immediately to the applicable Chief Compliance Officer;

ii.	Do not purchase or sell the security on behalf of yourself or others, including investment companies or private accounts managed by an Adviser;

iii.	Do not communicate the information to anybody, other than to the applicable Chief Compliance Officer; and

iv.
After the applicable Chief Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

2.
Restricting Access to Material Non-public Information.  Any information in your possession that you identify as material and non-public may not be communicated other than in the course of performing your duties to anyone, including persons within your company, except as provided in paragraph I above. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

3.
Resolving Issues Concerning Insider Trading.  If, after consideration of the items set forth in paragraph 1, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the applicable Chief Compliance Officer before trading or communicating the information to anyone.

SECTION III – SUPERVISION

The role of the applicable Chief Compliance Officer is critical to the implementation and maintenance of this Statement on Insider Trading. These supervisory procedures can be divided into two classifications, (1) the prevention of insider trading, and (2) the detection of insider trading.

1.	Prevention of Insider Trading

To prevent insider trading the compliance official should:

a)	Answer promptly any questions regarding the Statement on Insider Trading;

b)	Resolve issues of whether information received by an Access Person is material and nonpublic;

c)	Review and ensure that Access Persons review, at least annually, and update as necessary, the Statement on Insider Trading; and

d)	When it has been determined that an Access Person has material non-public information,

(i)	Implement measures to prevent dissemination of such information, and
(ii)	If necessary, restrict officers, directors, and employees from trading the securities.

2.	Detection of Insider Trading

To detect insider trading, the applicable Chief Compliance Officer should:

a)
Review the trading activity reports filed by each Access Person to ensure no trading took place in securities in which the Trust, Fund of the Trust, or Adviser to a Fund of the Trust has material non-public information;

b)	Review the trading activity of the accounts managed by the investment adviser;

c)	Coordinate, if necessary, the review of such reports with other Access Persons, or employees of the Trust, Fund of the Trust, or Adviser to a Fund of the Trust.

3.	Special Reports to Management

Promptly, upon learning of a potential violation of the Statement on Insider Trading, the applicable Chief Compliance Officer must prepare a written report to management of the Trust, Fund of the Trust, or Adviser to a Fund of the Trust providing full details and recommendations for further action.

4.	Annual Reports

On an annual basis, the applicable Chief Compliance Officer will include the following information in the applicable Chief Compliance Officer’s Annual Report.  The report to the management of the Trust, Funds of the Trust, and Advisers of Funds of the Trust will set forth the following:

a)	A summary of the existing procedures to detect and prevent insider trading;

b)	Full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and

c)	An evaluation of the current procedures and any recommendations for improvement.

This Code of Ethics Adopted as of March 19, 2013.